Wizzard Software Receives Low Price Warning Letter From NYSE Amex

PITTSBURGH, PA – August 26, 2011 - Wizzard Software Corporation (NYSE Amex: WZE), a leading podcast network, today reported that it has received notice from NYSE Amex LLC (the “Exchange”) advising Wizzard that it is not in compliance with a certain condition of the Exchange’s continued listing standards under Section 1003 of the Exchange’s Company Guide (the “Company Guide”).

In a letter to Wizzard, the Exchange stated that it is concerned that Wizzard’s common stock, as a result of its low selling price, may not be suitable for auction market trading.  Therefore, pursuant to Section 1003(f)(v) of the Company Guide, Wizzard’s continued listing is predicated on it effecting a reverse stock split of its common stock by no later than February 22, 2012.  As a result of the foregoing, Wizzard has become subject to the procedures and requirements of Section 1009 of the Company Guide.

The expected reverse stock split of Wizzard’s common stock was proposed, prior to the receipt of this letter by the Company, in conjunction with a binding MOU the Company previously entered into relating to its pending transaction with FAB.   Wizzard intends to satisfy the Exchange’s continued listing standards by presenting a proposal and resolution to be approved by its shareholders, to effect a reverse stock split of Wizzard’s common stock, at a special meeting of shareholders.

“We announced a proposed reverse stock split in conjunction with our pending transaction with FAB a few weeks ago and included it with our 8K filing regarding the binding MOU we signed,” said Chris Spencer, Wizzard Software CEO.  “We expect to have shareholder approval for the FAB transaction, which already included a reverse stock split as a requirement, well before the February 22nd, 2012 deadline.”

About Wizzard Software

Through its Media business segment, Wizzard Software Corporation provides podcast publishers with distribution and monetization services.  Our clients include Microsoft, National Geographic, Harvard Business Review, NPR and more than 10,000 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales.  In 2010, the Wizzard Media Network received over 1.64 billion podcast requests from approximately 18 million monthly users worldwide through iPods, iPhones, iTunes, Zunes, Androids, BlackBerrys and many other devices and destinations.  Wizzard Media is part of a publicly-held, Pittsburgh based company with Software and Healthcare business segments, thousands of shareholders and a world-class team.  Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.   This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to Wizzard’s compliance with the continued listing standards of the NYSE Amex, to the risk that a reverse stock split may not result in an actual sustained increase in the market price of our common stock, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by us with the Securities and Exchange Commission.

Contact:

Arthur Douglas and Associates
Art Batson
407-478-1120